Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this 31st day of October 2010, by and between Tree.com, Inc. (“Company”) and Steven Ozonian (“Executive”).

WHEREAS, Executive has substantial expertise in the field of real estate; and

WHEREAS, Company desires to secure Executive’s service and expertise in connection with Company’s business, beginning November 1, 2010 (“Effective Date”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Company and Executive hereby agree as follows:

1.     Employment.  Upon the Effective Date, Company shall employ and Executive agrees to be employed as Chief Executive Officer of the Real Estate Division.   Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Further, Executive shall perform such different or other duties as may be assigned to Executive by Company from time to time by Company’s Chief Executive Officer, who shall be Executive’s Reporting Officer. Executive will devote Executive’s full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to Executive from time to time by Company, and shall observe and abide by the corporate policies and decisions of Company in all business matters.  Executive’s principal place of employment shall be Orange County, California; provided, however, that travel to the Company’s offices or places of business activity may occasionally be required.  Executive acknowledges that the Company may, in its sole discretion from time to time, non-materially change the Executive’s responsibilities or his direct / indirect reports and such non-material change shall not constitute good reason pursuant to Section 5(b).

2.     Term.  Executive’s employment shall be governed by the terms of this Agreement for the period beginning on the Effective Date and continuing through December 31, 2013, unless sooner terminated as provided herein (“Term”).  Executive shall resign his position as a Director of Company effective as of the Effective Date.

3.     Compensation.  Company shall pay and Executive shall accept as full consideration for the services to be rendered hereunder, compensation consisting of the items listed below.  Company shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

(a)         Base Salary. Base salary, paid pursuant to Company’s normal payroll practices, at an annual rate of three hundred thousand dollars ($300,000) per year (“Base Salary”).  All such Base Salary payments shall be subject to deduction and withholding authorized or required by applicable law.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)         Annual Bonus.  As recommended by Company’s Chief Executive Officer and  approved by the Compensation Committee of the Board of Directors of Company, in its sole discretion, an annual target bonus in the amount of sixty percent (60%) of the Base Salary with respect to each fiscal year of Company (each, a “Performance Year”) during the Term, beginning with the Performance Year beginning on January 1, 2011 (“Annual Bonus”).  The terms and conditions of the Annual Bonus, including the applicable performance criteria for a Performance Year, and the amount of the Annual Bonus payable to the Executive for a Performance Year (if any) shall be recommended by Company’s Chief Executive Officer and  approved by the Compensation Committee of the Board of Directors of Company, in its sole discretion.  The Annual Bonus will be paid in accordance with Company’s standard policies and procedures for the payment of annual bonuses to its other similarly situated employees.

(c)         2011 Special Quarterly Bonus.  During 2011, Executive will receive quarterly payments in the amount of thirty seven thousand and five hundred dollars ($37,500) within ten (10) days at the start of each quarter.   If Executive voluntarily terminates his employment or if Executive is terminated for Cause (as defined below) prior to December 31, 2011, Executive shall repay to Company within ten (10) days following his termination date any such quarterly amounts received.

(d)         Equity Incentives.  During the Term, Executive shall be eligible to receive equity incentives, as determined in the discretion of the Company’s Compensation Committee (or its delegate), including but not limited to restricted stock unit awards and/or stock options.  The parties are currently discussing the terms of such equity incentives.  Upon hire, Executive will be eligible to receive twenty-five thousand (25,000) restricted stock units with three (3) year annual vesting subject to the terms of the Second and Restated Tree.com, Inc. 2008 Stock and Incentive Plan (“Stock Plan”).   It is anticipated that the parties will agree on a separate equity plan that will grant the Executive five percent (5%) equity, or mimic equity, in the increase in value of  Company’s real estate division with a five (5) year cliff vesting term.  The parties agree that the value of the Executive’s equity will be equal to five percent (5%) of the increase in the value of the Company’s real estate division between the Effective Date and the 5th anniversary thereof.  The equity element will be achieved through an instrument to be determined such as actual equity interest, phantom stock, SARs, a cash bonus, a method yet to be identified, or a combination thereof.  Company will endeavor to obtain favorable tax treatment for both parties of such plan.  No later than December 31, 2010, the parties will agree in writing upon the aforementioned equity plan for Executive which, subject to the discretion of the Company’s Chief Executive Office with the approval of the Company’s Compensation Committee (or its delegate), shall be granted to Executive, in accordance with the applicable policies, practices, terms, and conditions (including but not limited to vesting requirements).  It is agreed by both parties that such equity plan is a key driver of employee’s motivation to join the company.

(e)         Vacation and other Paid Time Off.  During the Term, Executive shall be entitled to paid vacation and other paid time off each year, in accordance with applicable plans, policies, programs and practices applicable to similarly situated employees generally.

(f)          Other.  During the Term, Executive shall be entitled to such other benefits, payments, or items of compensation as are provided under the employee benefit plans of the

Company, or as are made available from time to time under compensation policies set by Company for management employees of Company having similar salary and level of responsibility.

(g)         Reimbursement.  Company shall reimburse Executive, in accordance with the general policies and practices of Company as in effect from time to time, for reasonable, necessary and documented normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, Company’s standard mileage allowance for business use of any personal vehicle, business related travel, and professional organizations.

4.     Disability or Death.

(a)           Disability.  If at any time during the Term, Executive incurs a Disability (as defined below), Executive’s employment under this Agreement shall be immediately terminated as of the date of Executive’s Disability.  Upon termination of Executive’s employment due to Disability, Company shall pay Executive, in a single lump sum cash payment, on the next regularly scheduled payroll date following the date of such termination, an amount equal to (i) Executive’s earned but unpaid Base Salary; plus (ii) any Accrued Obligations (as defined below).   For purposes of this Agreement, Executive shall be considered to have incurred a “Disability” if Executive has incurred a permanent and total disability as determined under the Company’s long-term disability plan applicable to Executive.

(b)           Death.  If Executive should die during the Term, Executive’s employment and Company’s obligations hereunder (other than pro rata payment of Base Salary) shall terminate as of Executive’s death. In such event, the Company shall pay the Executive’s estate any Accrued Obligations.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s earned but unpaid Annual Bonus relating to a previously completed Performance Year, (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under paragraph 3(f) of the Agreement.

5.     Termination by Company.

(a)           Cause.  Company may terminate the employment of Executive under this Agreement during its Term for Cause. “Cause” shall include Executive’s fraud, dishonesty, theft, embezzlement, misconduct injurious to the Company or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with Company or any of its affiliates, unauthorized use of any trade secrets of Company or any of its affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of the Company, material breach of fiduciary duties owed to Company, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect of the duties assigned to Executive.  In such event (i) no further Base Salary shall be paid to Executive after the date of termination, (ii) Executive shall forfeit any earned but unpaid Annual Bonus relating to a previously completed Performance Year, and (iii) Executive shall not be eligible to receive any Annual Bonus relating to the Performance Year in which Executive’s employment terminates pursuant to this paragraph 5(a).  Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Company’s polices, or applicable law.

(b)           Termination by Company other than for Death, Disability or Cause.  Upon termination of Executive’s employment with Company prior to the expiration of the Term by Executive for Good Reason or by Company without Cause (other than for death or Disability) (“Qualifying Termination”), the Company shall pay Executive the amounts described below. Notwithstanding the foregoing, Company shall only pay Executive the amounts described in subparagraph (ii) below if Executive executes and does not revoke a general release of Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates (“Release of Claims”) and Executive complies with the restrictive covenants set forth herein.  “Good Reason” shall mean Executive’s voluntary termination of employment with Company within 120 days following the initial occurrence of any of the following without Executive’s written consent, subject to the conditions described below: (a) a material diminution in Executive’s duties or operational authorities, or a material diminution in the duties or operational authorities of the Executive’s Reporting Officer, from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company in accordance with the notice and remedy procedure described below, that is authorized pursuant to this Agreement, or that is a change in Executive’s Reporting Officer due to internal restructuring, realignment, or the resignation, promotion, demotion, or a reorgaization of managers within the Company, (b) a reduction in Executive’s Base Salary of greater than twenty-five percent (25%), or (c) a relocation of Executive’s principal place of business more than 30 miles from Orange County, CA. No Good Reason shall exist unless Executive provides written notice to the Company within fifteen (15) days of the occurrence of any event described in (a)-(c) above, and Company does not remedy such event within sixty (60) days of receipt of Executive’s written notice of the event.

(i)            An amount equal to all Accrued Obligations within thirty (30) days following the date of such Qualifying Termination.

(ii)           An amount equal to one (1) year of Executive’s then-current Base Salary, payable in equal installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of such Qualifying Termination (“Salary Continuation Payments”).

Notwithstanding the foregoing, the total amount payable under paragraph 5(b)(ii) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto.

(c)           Notwithstanding the foregoing, if Executive obtains other permanent employment for services during the period in which he is receiving Salary Continuation Payments (“Severance Period”), the Company’s obligation to make future payments to Executive under subparagraph 5b(ii) above shall be offset against any compensation earned by Executive as a result of employment with or services provided to a third party.  Executive agrees to inform the Company promptly of his employment status and any amounts so earned during the Severance Period.  Executive acknowledges and agrees that the payments described in paragraph 5(b)(ii) above constitute good and valuable consideration for such Release of Claims.

6.     Qualifying Termination within One Year Following Change in Control.  If Executive experiences a Qualifying Termination within the one-year period following a Change in Control (as defined in the Stock Plan), the Company shall pay Executive the amounts described below.  Notwithstanding the foregoing, Company shall only pay Executive the amounts described in subparagraph (ii) below if Executive executes and does not revoke a Release of Claims and Executive complies with the restrictive covenants set forth herein.

(i)            An amount equal to all Accrued Obligations within thirty (30) days following the date of such Qualifying Termination.

(ii)           An amount equal to two times Executive’s then-current Base Salary, payable in installments on the Company’s regularly scheduled paydays over the two (2) year period following the date of such Qualifying Termination.

No amounts payable to Executive pursuant to this paragraph 6 shall be subject to the mitigation or offset provisions described in paragraph 5(c) above.

Notwithstanding the foregoing, the total amount payable under paragraph (ii) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto.

7.     Confidential Information and Return of Property.  “Confidential Information” means any written, oral, or other information obtained by Executive in confidence from Company, or any of its affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of Executive’s employment with Company, unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Company or any of its affiliates.  Executive will not at any time, during or after Executive’s employment with Company, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Company who have a need to know such Confidential Information.  Executive will not at any time, during or after Executive’s employment with Company, in any manner use Confidential Information on behalf of himself or any other person or entity other than Company, or accept any position in which Executive would have a duty to any person to use Confidential Information against the interests of Company or any of its affiliates.  Upon termination of Executive’s employment for any reason, Executive will promptly return to Company all property of Company, including documents and computer files, especially where such property contains or reflects Confidential Information.  Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Company that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation, any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Company’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

8.     Disclosure and Ownership of Work Related Intellectual Property.  Executive shall disclose fully to Company any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of Executive’s employment, whether or not within the original Term, and that in whole or in part result from or relate to Executive’s work for Company (collectively, “Work Related Intellectual Property”).  Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner.  Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by Company.  Further, Executive hereby assigns to Company any and all rights that Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as “work made for hire.”  If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Company an irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

9.     Restrictive Covenants.

(a)           Non-Competition.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during the Term and for a period of twelve (12) months thereafter (together, the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Agreement, (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Executive’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same (or substantially the same) as any of the (A) types of products or services that the online loan origination, online loan brokerage, or online real estate brokerage businesses of the Company, provides, has provided or planned to provide during Executive’s employment hereunder or (B) significant types of products or services that any other business for which Executive has direct or indirect responsibility hereunder, in each case, provides, has provided or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  For the purposes of this Section 9(a), the Restricted Period shall be equal to the Term plus a period of six (6) months thereafter.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, in less than one percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ Stock Market if Executive is not otherwise affiliated with such corporation.

(b)           Non-Solicitation of Employees.  Executive recognizes that he will possess Confidential Information about other employees, and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he will possess about these other employees, and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s position with the Company.  Executive agrees that, during the Restricted Period, (i) Executive will not, directly or indirectly, hire or solicit or recruit any employee, or contractor of Company  and/or any of its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee; and (ii) Executive will not convey any such Confidential Information or trade secrets about employees, and contractors of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.

(c)           Non-Solicitation of Customers.  During the Restricted Period, Executive shall not solicit any Customers of Company or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any competitor of the Company.  For the purposes of this Agreement, “Customers” means any persons or entities that purchased products or services from Company within twelve (12) calendar months of the termination of Executive’s employment.

Executive acknowledges that the restrictions, prohibitions and other provisions herein, including, without limitation, the Restricted Period, are reasonable, fair and equitable in terms of duration and scope, are necessary to protect the legitimate business interests of Company, and are a material inducement to Company to enter into this Agreement.

10.  Remedies for Breach. Executive acknowledges and agrees that a breach of any of the covenants made by Executive in paragraphs 7, 8, and 9 above would cause irreparable harm to Company or any of its affiliates for which there would be no adequate remedy at law.  Accordingly, the parties agree that in the event of any breach or attempted breach by Executive of any of the provisions of paragraphs 7, 8, and/or 9, Company shall be entitled to institute and prosecute proceedings at law or in equity with respect to such breach, and, if successful, to recover such costs, expenses, and reasonable attorneys’ fees as may be incurred in connection with such proceedings.  The parties further agree that, to the extent Company institutes and prosecutes proceedings at law or in equity against Executive for an alleged breach, and such action is unsuccessful, Executive is entitled to recover such costs, expenses, and reasonable attorneys’ fees as may be incurred in connection with such proceedings.  If Executive breaches paragraph 9 above, the duration of the period identified shall be computed from the date Executive resumes compliance with the covenant or from the date Company is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

11.  Survival of Obligations.  Executive’s obligations under paragraphs 7, 8, 9, 12, 13, and 19 of this Agreement shall survive the termination of Executive’s employment and this Agreement, regardless of the reason for or method of termination.  Each of the provisions in these paragraphs shall be enforceable independently of every other provision, and the existence of any claim or cause of action Executive may have against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these paragraphs of the Agreement by Company.

12.  Non-disparagement.  To the maximum extent permitted by law, Executive agrees that Executive will not disparage or denigrate to any person any aspect of Executive’s present or past relationship with Company, nor the character of Company, nor Company’s employees, agents, representatives, products, operating methods, suppliers, customers, or service providers, whether past, present, or future, and whether or not based on or with reference to Executive’s relationship with Company.

13.  Actions after Termination.  Executive agrees that following Executive’s termination from Company, regardless of the reason for the termination, Executive will continue to make himself available for reasonable consultation with Company and Company’s agents and employees regarding Executive’s prior work for Company.  Such consultation shall include Executive’s making himself reasonably available for interviews by Company’s counsel, depositions, and/or appearances before courts or administrative agencies upon Company’s reasonable request.  Executive agrees that if Executive is contacted by any government agency with reference to Company’s business, or by any person contemplating or maintaining any claim or legal action against Company, or by any agent or attorney of such person, Executive will promptly notify Company of the substance of Executive’s communications with such person.  In no event shall such services exceed twenty percent (20%) of the average level of services performed by Executive over the 36-month period immediately preceding the date on which Executive’s employment terminated.

14.  Assignment.  Company may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Company or to any other entity into which or with which Company may be merged or consolidated.  Upon such assignment, merger, or consolidation, the rights of Company under this Agreement, as well as the obligations and liabilities of Company hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Company and Company shall have no further obligations or liabilities hereunder.  This Agreement is not assignable in any respect by Executive.

15.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (of if receipt is refused by the recipient, when so refused):

If to the Company:	LendingTree, LLC
11115 Rushmore Drive
Charlotte, NC 28277
Attention: Legal Dept.

If to Executive:	At the most recent address for Executive on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

16.  Invalid Provisions.  It is not the intention of either party to violate any public policy, or any statutory or common law.  If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the parties.  However, the parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

17.  Entire Agreement; Amendments.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both parties.

18.  Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

19.  Governing Law; Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of North Carolina, without regard to the conflict of law rules contained therein.  Any litigation under this Agreement shall be brought by either party exclusively in Mecklenburg County, North Carolina.  As such, the parties irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all disputes related to this Agreement and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law.  In addition, the parties irrevocably waive any right to a trial by jury in any action related to this Agreement.

20.  Taxes.

(a)         All payments made under this Agreement shall be subject to Company’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding.  The parties intend that the provisions of this Agreement shall be exempt from or otherwise comply with the Section 409A of the Internal Revenue Code of 1986, as amended and the regulations hereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement (or of any payment hereunder) would cause Executive to incur any additional tax or interest under Section 409A, the parties agree to modify this Agreement or the timing (but not increase the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Section 409A), the Executive shall be solely liable for the payment of any such taxes.

(b)         Notwithstanding anything in this Agreement to the contrary, to the extent any payment under this Agreement is subject to the requirements of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no payment may be made by reason of Executive’s “separation for service” (as defined by Section 409A) before the date which is six (6) months after Executive’s termination date.  Upon the expiration of that six-month deferral period, all payments deferred pursuant this Section 21(b) will be distributed to Executive without interest.  The determination of whether Executive is a “specified employee” for this purpose shall be made in accordance with Section 409A.  For purposes of this Agreement, the terms “termination” and “termination of employment” (and variations thereof) shall mean Executive’s “separation from service” within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY

By:	/s/ Doug Lebda
Doug Lebda
Chairman & Chief Executive Officer
Tree.com, Inc.

EXECUTIVE

/s/ Steven Ozonian
Steven Ozonian